UNITED STATES
SECURITIES AND EXCHANGE COMMISSIO
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 16, 2012

MIDWEST ENERGY EMISSIONS CORP.
(Exact name of registrant as specified in its charter)

Commission file number 000-33067

Delaware	87-0398271
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

500 West Wilson Bridge Road, Suite 140
Worthington, Ohio	43085
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (614) 505-6115

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Reference is made to our Current Report on Form 8-K filed with the Commission on January 10, 2012 (the “January 10, 2012 Form 8-K”) in which we reported that we were then subject to certain unresolved comments from the staff of the Commission primarily concerning whether we were a “shell company” prior to the acquisition of Midwest Energy Emissions Corp., a North Dakota corporation (“Midwest”) that closed on June 21, 2011.   In connection with the acquisition of Midwest, we filed our Current Report on Form 8-K on June 27, 2011 (the “Midwest Acquisition Form 8-K”) in which we reported the closing of the acquisition of Midwest, and we subsequently filed Amendment No. 1 on August 10, 2011 and Amendment No. 2 on October 5, 2011 to the Midwest Acquisition Form 8-K which amendments were filed in order to, among other things, address comments from the staff of the Commission.  At the time of the acquisition, we believed that we did not meet the definition of a shell pursuant to Rule 12b-2 under the Exchange Act.

Subsequent to the filing of the January 10, 2012 Form 8-K, we filed Amendment No. 3 to the Midwest Acquisition Form 8-K on January 20, 2012 and submitted additional materials to the staff in support of our conclusion that we were not a “shell company” immediately prior to the acquisition of Midwest.  Pursuant to a letter dated February 16, 2012, we have been notified by the staff that it has completed its review of our filing.   As a result, we believe the Midwest Acquisition Form 8-K, as amended, is in full and complete compliance with the rules and regulations applicable to the filing of a Current Report on Form 8-K as such pertain to the acquisition of Midwest.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDWEST ENERGY EMISSIONS CORP. (Registrant)

Dated: February 17, 2012	By:	/s/ John F. Norris, Jr.
John F. Norris, Jr.
Chief Executive Officer

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